Executive Employment Agreement
for Wenbing Christopher Wang

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 22 day of July, 2008, by and between Fushi Copperweld, Inc., a Nevada corporation (“Company”), and Wenbing Christopher (Christopher) Wang, an individual resident of the People’s Republic of China (“Executive”).

WITNESSETH:

WHEREAS, the Company is engaged in the manufacture, distribution, and sale of bimetallic wire and other bimetallic products; and

WHEREAS, the Company desires to continue to employ Executive to serve as a senior executive of the Company consistent with the terms and conditions set forth herein and Executive desires to accept such continued employment with the Company consistent with such terms and conditions upon the date of the execution of this Agreement (the “Effective Date”);

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.    Employment.  Company hereby confirms its employment relationship with Executive, and Executive hereby accepts the continuation of such employment relationship on the terms and conditions hereinafter set forth.

2.    Term of Employment.  The initial term of this Agreement shall be a two-year period commencing on the Effective Date and terminating on the second anniversary of the Effective Date (the “Term”) unless the Agreement is terminated earlier consistent with the provisions herein; provided that such Term shall be automatically extended for an additional two-year period upon the same terms and conditions contained herein on the expiration date of the Initial Term and on any additional term (each period being the “Term”) unless a written notice of non-renewal is given by either party at least six full months prior to the expiration date of the then current Term.

3.    Nature of Employment.  Executive shall be employed as President and Chief Financial Officer of the Company and Executive shall perform duties consistent with such position and duties assigned by and subject to the direction of the Company’s Chief Executive Officer and the Board of Directors (the “Board”) as designated in writing from time to time.  Executive agrees to continue to serve as an executive officer and director of the Company and will serve in such roles for other entities affiliated with the Company, if requested, with no additional compensation.  Executive shall be principally based at the offices of the Company in Beijing and Dalian, China although Executive’s employment will routinely require international travel for business relating to the Company and/or its affiliates.  During the Term (including any extensions or renewals thereof), Executive shall have no other employment or provide services to any other person or entity other than the Company and any affiliated entities without the prior written consent of the Board.  Accordingly, Executive agrees to devote his full working time to the business of the Company; provided, however, nothing herein contained shall restrict or prevent Executive from owning and dealing in stocks, bonds, securities, real estate, commodities, or other investment properties for his own benefit or the benefit of his family.  Further, nothing herein contained shall restrict or prevent Executive, subject to the prior approval of the Board, from serving on the board of directors of any entity, including any charitable, religious or civic entity, which does not directly or indirectly compete with the Company and does not materially interfere with his duties and responsibilities with the Company.

4.    Compensation.

(a)    Annual Base Salary.  Executive’s annual base salary for the services rendered on behalf of the Company and its subsidiaries during the Term shall be no less than $200,000.00 per year, subject to applicable withholdings and deductions, payable in equal bi-weekly installments.  From time to time during the Term, Executive’s base salary may be increased at the discretion of the Board, but shall in no event be decreased from the amount of the base salary set forth herein.  The Board shall review Executive’s base salary at least on an annual basis.

(b)    Stock Incentive Compensation.  Executive shall participate in the Company’s 2007 Stock Incentive Plan (the “Plan”) on the terms and in an amount determined by the Board in the Board’s sole discretion.  Any such participation, including any previous grants of stock options under the Plan, shall be, at all times, governed by the applicable terms and requirements of the Plan and subject to all laws, rules, regulations and approvals in any applicable jurisdiction including, but not limited to, the United States and the People’s Republic of China.

(c)    Annual Cash Performance Bonus.  In addition to Executive’s base salary, Executive shall be entitled to participate during the Term in an annual cash bonus plan generally made available to senior executives of the Company, including any cash bonus plans and equity incentive plans sponsored by the Company.  Any annual cash bonus shall be paid to Executive within two and one-half (2.5) months following the end of the fiscal year in which the Executive has a right to payment of the bonus.

5.    Expenses.  Executive is authorized to incur reasonable expenses in connection with the business of Company, including reasonable expenses for business travel and similar items, in accordance with Company’s business expense policy in effect from time to time.  Company will reimburse Executive for all such expenses during any calendar year upon the presentation by Executive, from time to time, of an itemized account of expenditures applicable to such calendar year, but in no event later than the end of the calendar year following the calendar year in which such expenditures occurred.  Executive is entitled to travel in business class when traveling internationally or domestically if the flying time exceeds three (3) hours.

6.    Vacation.  Executive shall be entitled to paid vacations during each calendar year of the Term at such times and for such duration as may be determined by the Board, taking into consideration the needs and requirements of Company for Executive’s services; provided, however, the minimum paid vacation to which Executive shall be entitled in any calendar year is three (3) weeks, and Executive is not entitled to payment for any unused vacation as of the end of any calendar year.

7.    Additional Benefits.  During the Term, the Company shall pay for and provide Executive with a term life insurance policy in an amount of $200,000.00 at standard, non-smoking insurance premium rates (or such lesser amount that can be provided at the same cost as such policy).  During the Term, the Company shall provide Executive the same or substantially the same pension or welfare benefits as the Company provides to its  U.S.-based senior executives generally.

8.    Death During Employment.  If Executive dies during the Term, Company shall pay to the estate of Executive (i) any accrued and unpaid salary and (ii) any accrued and unpaid bonus for any prior fiscal year, and (iii) a pro rata amount of any bonus payable with respect to the fiscal year of service in which death occurs (such pro rata amount determined by multiplying the bonus that would have been paid for the full fiscal year had the Executive survived by a ratio, the numerator of which is the number of days since the beginning of the fiscal year until the date of death and the denominator of which is 365).  This Agreement shall thereupon terminate, and Company shall have no further obligation to the estate of Executive.

9.    Permanent Disability During Employment.  If Executive becomes permanently disabled during the Term, Company shall pay to Executive any accrued and unpaid base salary to which he would otherwise be entitled to the end of the month in which such permanent disability occurs.  Thereafter, the Executive shall continue to receive his then base salary, minus any payments provided by the Company’s benefit plans (including disability benefits paid pursuant to Section 7 above), if any, and by any government sponsored program, for a six (6) month period from the date of permanent disability.  This Agreement shall thereupon terminate and Company shall have no further obligation to Executive except as may be provided under Company’s long-term disability plans during the term of such disability and any pro rata portion of any bonus or incentive plan.  Permanent disability for purposes of this Agreement shall mean a physical or mental condition of Executive that renders Executive incapable of performing the essential duties of his job and which condition shall be medically determined to be of permanent duration as same is construed under Company’s disability plans.

10.    Termination for Cause.  Company may terminate Executive’s employment at any time “for Cause.”  The term “for Cause” shall mean any act or failure to act on the part of the Executive which constitutes:  (i) an unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a material breach by the Executive of any agreement between the executive and the Company; (iii) a material failure by the Executive to comply with the Company’s written policies; (iv) the Executive’s indictment of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or any foreign jurisdiction in which the Company conducts business which if occurring in the United States would constitute a felony under its laws or the laws of any state thereof; (v) the Executive’s gross negligence or willful misconduct that results in material harm to the Company; or (vi) a continual failure by the Executive to perform assigned duties after receiving written notification of such failure from the Board.  Company shall be entitled to terminate the employment relationship hereunder upon thirty (30) days’ prior written notice to Executive, which notice shall state the reason for such termination, and during such notice period Executive shall be removed from his duties and responsibilities.  In the event of a termination for cause, Company shall pay Executive any accrued and unpaid salary and any accrued and unpaid bonus for any prior fiscal year, and Company shall have no further obligation or liability to Executive under this Agreement.

11.    Termination for Good Reason.  If any of the following events occurs after the Effective Date, the Executive may resign from his employment for Good Reason by giving written notice of resignation within 60 days following such event:

(a)    a material reduction in the scope of the Executive’s assigned duties and responsibilities from those in effect under this Agreement on the Effective Date or the assignment of duties or responsibilities that are inconsistent with the Executive’s status in the Company;

(b)    a material reduction by the Company in the Executive’s base salary;

(c)    the failure by the Company to continue to provide the Executive with benefits substantially similar to those specified in Section 7 of this Agreement unless the new owner of the Company or the Company deem it necessary to change such benefits in order to conform to applicable law; or

(d)    any material breach of this Agreement by the Company.

Any written notice of resignation for Good Reason shall describe in reasonable detail the circumstances believed to constitute Good Reason.  Notwithstanding Executive’s provision of a notice of resignation for Good Reason, the Company has a right to remedy or cure for a period of 30 days following its receipt of such notice the circumstances described by the Executive as constituting Good Reason and Executive’s resignation shall become effective on the 31st day following notice to the Company if the Company fails to remedy or cure the circumstances constituting Good Reason within such 30-day period.

12.    Severance upon Termination Without Cause or for Good Reason.  If, during the Term, Company terminates Executive’s employment with the Company and its subsidiaries for any reason other than for Cause or Executive’s death or disability, or Executive terminates his employment for Good Reason (not including Company’s or Executive’s non-renewal of the Term) and Executive executes and delivers to the Company a valid and effective release of all claims against the Company and its affiliates in a form and format as prepared and provided by the Company, the Executive shall be entitled to receive (i) a lump sum cash payment in the amount of any accrued and unpaid salary as of his date of termination, (ii) a lump sum cash payment equal to any accrued and unpaid bonus for any prior fiscal year, (iii) a lump sum cash payment equal to the pro rata amount of any bonus payable with respect to the fiscal year in which termination occurs (such pro rata amount determined by multiplying the bonus that would have been paid for the full fiscal year had the Executive continued to render service to the Company as of the last day of the fiscal year multiplied by a ratio, the numerator of which is the number of days since the beginning of the fiscal year until the date of termination and the denominator of which is 365), (iv) an amount equal to the sum of (a) 50% of his then current annual base salary and (b) 50% of the average annual cash bonus payments paid by the Company to the Executive during the preceding three (3) fiscal years of the Company, and such sum shall be payable in six (6) substantially equal monthly payments; provided that each payment is intended to constitute a separate payment within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).  Further, the Company shall continue the medical and life insurance benefits which Executive was receiving on the date of his termination, if any, with any related costs to be paid by Executive being no more than what Executive had been paying prior to the date of termination, for a period of six (6) months after the date of his termination; provided such continued coverage shall end on the date Executive has commenced employment elsewhere and becomes eligible for participation in a similar type of benefit program of his successor employer.  Except as provided in this Section 12, Executive shall not be entitled to any other severance benefits from the Company or any of its subsidiaries or affiliates, and the Company shall have no other obligation or liability to Executive under this Agreement.

13.    Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates for which he may serve as a Director.

14.    Property of Company.  Executive agrees that upon the termination of his employment he will turn over to Company all property and confidential information of Company which has come into his possession while an Executive of Company.

15.    Covenants by Executive.

(a)    Non-Competition.

(i)           During his employment with the Company and for a period of twelve (12) months following the termination of such employment, by either party and regardless of reason, Executive shall not participate, directly or indirectly, as a partner, officer, director, stockholder, consultant, employee, agent, independent contractor or otherwise, in any Competitive Business.  For the purpose of this provision, the term “Competitive Business” means any individual or entity engaged in the research and development, manufacture, distribution, and/or sale of copper-clad aluminum (“CCA”) and/or copper-clad steel (“CCS”) products, such as wire, strands, tape, and/or other CCA and/or CCS product.

(ii)           Executive acknowledges and agrees that the market for CCA and/or CCS products is highly competitive and highly dependent on confidential information and trade secrets.  In addition, Executive acknowledges and agrees that the market for CCA and/or CCS products is international in scope; the market is not limited to any particular geographic region; and that the number of potential customers and businesses involved in CCA and/or CCS products is relatively limited when compared with the market for other types of wire products.  Accordingly, Executive acknowledges that the number and types of occupations in which he is prohibited from engaging during the non-competition period is narrow and the scope of the non-competition covenant is reasonable in light of the Company’s business and the CCA and/or CCS industry.  Executive also acknowledges and agrees that this non-competition covenant will not keep him from earning a living or participating in the general wire market for individuals and/or entities not involved in the research and development, distribution, and/or sale of CCA and/or CCS products, and that the portion of the industry available for Executive’s potential future employment is more than sufficient to allow him reasonable opportunities for future employment without any hardship.

(iii)           Notwithstanding the foregoing, Executive may hold up to five percent (5%) of the issued and outstanding publicly traded securities of any company without breaching this paragraph.

(b)    Non-Solicitation.  Executive shall not, during and for eighteen (18) months after the termination of his/her employment with the Company, by either party and regardless of reason, solicit or attempt to solicit, directly or indirectly, any person or entity who, during Executive’s employment with the Company, was a customer, employee, independent contractor or prospect of the Company or provided goods or services to the Company, if such solicitation or attempted solicitation is for the purpose of inducing the person or entity to cancel, reduce, or replace services obtained through the Company or otherwise restrict their business or relationship with the Company.

(c)    Validity of Covenants.  Executive agrees that the covenants contained in this Section are reasonably necessary to protect the legitimate interests of Company, are reasonable with respect to time, territory and scope, and do not interfere with the interests of the public.  Executive further agrees that the descriptions of the covenants contained in this Section are sufficiently accurate and definite to inform Executive of the scope of such covenants.  Executive agrees that the Term and termination provisions contained in Sections 2, 10, 11, and 12 above constitute fully adequate and sufficient consideration for the covenants contained in Sections 15 and 17 of this Agreement.

(d)    Specific Performance.  Executive agrees that a breach or violation of any of the covenants under this Section will result in immediate and irreparable harm to Company in an amount which will be impossible to ascertain at the time of the breach or violation and that the award of monetary damages will not be adequate relief to Company.  Therefore, the failure on the part of Executive to perform all of the covenants established by this Section shall give rise to a right to Company to obtain enforcement of this Section in a court of equity by a decree of specific performance or other injunctive relief.  This remedy, however, shall be cumulative and in addition to any other remedy Company may have.

(e)    Survival of Covenants.  The provisions of this Section 15 shall survive the termination of this Agreement and Executive’s employment for any reason.

(f)    Nondisclosure Agreement.  Executive agrees to execute the Company’s Nondisclosure, Noncompetition, and Intellectual Property Agreement.

16.    Patent and Trademark Assignment.  If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment with the Company and within the scope of such employment and/or with the use of any Company resources, without additional consideration Executive hereby irrevocably assigns, transfers and conveys to Company, to the maximum extent permitted by applicable law, all rights, title, and interest in and to any and all trade secrets, inventions, letters patent, applications for letters patent, and trademarks whether or not subject to state or federal trademark.  Executive further agrees to disclose promptly to Company any such works of authorship, inventions, intellectual property, materials, documents or other work product, and, at the request and expense of Company, to apply for letters patent or registration thereon in every jurisdiction designated by Company.

17.    Confidential Information.  Executive agrees both during the Term and thereafter to keep secret and confidential all information labeled confidential or not generally known which is heretofore or hereafter acquired concerning the business and affairs of Company, including without limitation, information regarding trade secrets, proprietary processes, confidential business plans, market research data and financial data, and further agrees not to disclose any such information to any person, firm, or corporation or use the same in any manner other than in furtherance of the business or affairs of Company or unless such information shall become public knowledge by other means Executive agrees that such information is a valuable, special, and unique asset of Company.  Upon the termination of Executive’s employment with Company, Executive shall immediately return to Company all documents, records, notebooks, and similar repositories of information relating to confidential information of Company and/or the development of any inventions.  The provisions of this Section 17 shall survive the termination of this Agreement and Executive’s employment for any reason.

18.    Waiver of Breach.  The waiver by Company or Executive of any breach of a provision of this Agreement shall not operate or be construed as, a waiver of any subsequent breach by the parties.

19.    Notice.  All notices, requests, demands, payments, or other communications hereunder shall be deemed to have been duly given if in writing and hand delivered or sent by certified or registered mail, return receipt requested, to the appropriate address indicated below or to such other address as may be given in a notice sent to all parties hereto:

(a)	If to Company, to:
James Todd
Fushi Copperweld, Inc.
254 Cotton Mill Road
Fayetteville, Tennessee 37334

b)	If to Executive, to:
Christopher Wang
TYG Center Tower B, Suite 2601
Dong San Huan Bie Lu, Bing 2
Chaoyang District
Beijing, China 100027

20.    Entire Agreement.  This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the Executive, on one hand, and the Company and/or any subsidiary or affiliate of the Company, on the other hand, with respect to the subject matter hereof and constitutes the sole and only agreement between such persons with respect to said subject matter.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding or of any force or effect.  No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification is in writing and is signed by the parties hereto.

21.    Severability.  If any one or more of the provisions contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, that invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if that invalid, illegal, or unenforceable provision had never been contained herein.

22.    Parties Bound.  The terms, promises, covenants, and agreements contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Company or Executive without the prior written consent of the other party.

23.    Settling Disputes.  Subject to Section 23(b), in any dispute, claim, question or difference arises with respect to this Agreement or its performance, enforcement, breach, termination or validity (a “Dispute”), the parties will use their reasonable efforts to attempt to settle the Dispute.

(a)    Arbitration.  Subject to Section 23(b), except as is expressly provided in this Agreement, if the parties do not reach a solution within a period of 30 business days following the first notice of the Dispute by any party to the other, then upon written notice by any party to the other, the Dispute shall be finally settled by arbitration in accordance with the following procedures:

(1)
The matter shall be determined by mandatory arbitration in Nashville, Tennessee by a Tennessee corporate lawyer who is rated “AV” by Martindale Hubbell Law Directory, who is selected by agreement of the parties to the dispute and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  If the parties do not agree on the selection of an arbitrator, the arbitrator will be selected by the American Arbitration Association based on the criteria stated above.  The parties to the dispute shall pay on a pro rata basis all fees and expenses charged by the American Arbitration Association for its services in selecting an arbitrator.  The arbitrator shall base his or her award on applicable law and judicial precedent and, unless all parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(2)
The award of the arbitrator will be final and binding as to all the parties to the claim, dispute, or controversy and will not be subject to appeal, review, or re-examination by a court or the arbitrator, except for fraud, perjury, manifest clerical error, or evident partiality or misconduct by the arbitrator that prejudices the rights of a party to the arbitration.  The award of the arbitrator may include an award of any damages other than treble, special, punitive, exemplary, or consequential damages, and, pursuant to the pleading of any party to the dispute, any court having jurisdiction may enter a judgment of any award rendered in the arbitration.  The arbitrator shall award to the prevailing party in the arbitration, if any, as determined by the arbitrator, all costs incurred by it in connection with the arbitration.  Except as otherwise required by law, the arbitrator and the parties to the arbitration shall treat the arbitration proceeding as strictly confidential and shall not disclose the existence, content, or results of the arbitration without the advance written consent of every party to the arbitration.

(3)
If any party fails to proceed with arbitration as provided herein or unsuccessfully seeks to stay such arbitration, or fails to comply with any arbitration award, the other party shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award.

(b)    Arbitration Does Not Apply.  Nothing in this shall limit or prevent a party from seeking to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security).

24.   Set Off.  Company’s obligation to pay Executive the amounts provided and to make arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

25.   Withholding Taxes.  Company may withhold from any amounts payable under this Agreement such as taxes or other assessments or fees as may be required to be withheld pursuant to any applicable law or regulation.

26.   Section 409A of the Code.  It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretative guidance thereunder (if applicable), including that issued after the date hereof (collectively, “Section 409A”).  The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, Executive and the Company agree to amend this Agreement in order to avoid, if practicable, the application of such taxes or interest under Section 409A and in a manner to preserve the economic benefits of this Agreement from Executive’s perspective at no additional cost to the Company.  Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision.  Notwithstanding any other provision herein, if the Executive is a “specified employee” (as defined in, and pursuant to, Treasury Regulation 1.409A-1(i)) on the date of termination, no payment of compensation under this Agreement shall be made to the Executive during the period lasting six (6) months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A.  If any payment to the Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence.  Moreover, in the event the Executive is required to execute a Release, no amount payable pursuant to Section 12 that is subject to Section 409A shall be paid prior to the expiration of the revocation period without regard to whether the Executive waives such revocation right prior to the expiration of such period.  Although the Company shall consult with the Executive in good faith regarding implementation of this Section 26, neither the Company nor its employees or representatives shall have liability to the Executive with respect to any additional taxes that the Executive may be subject to in the event that any amounts under this Agreement are determined to violate Section 409A.

27.   Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by the Executive of Executive’s duties hereunder shall not constitute breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

28.   Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement or Executive’s employment.

29.   Captions.  Captions to the Sections of this Agreement are inserted solely for the convenience of the parties, are not a part of this Agreement, and in no way define, limit, extend or describe the scope thereof or the intent of any of the provisions.

30.   Applicable Law.  This Agreement shall be construed and the legal relationship between the parties determined in accordance with the laws of the State of Tennessee without application of its choice of law rules.

31.   Compliance with Laws.  Executive shall comply with all applicable laws of the United States concerning foreign corrupt practices or which in any manner prohibits the giving of anything of value to any official, agents, or employees of any government, governmental agency, political party or any officer, employee or agent thereof.  Executive also shall comply with all applicable anti-corruption laws of the People’s Republic of China.

32.   Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written, the corporate party acting through duly authorized officers.

FUSHI COPPERWELD, INC.

By:

Title:

EXECUTIVE

(Witness)	Wenbing Christopher Wang